EXHIBIT 99.2

Monaco Coach Corporation

September 27, 2008

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

	December 29, 2007	September 27, 2008
		(unaudited)
ASSETS
Current assets:
Cash	$6,282	$2,999
Trade receivables, net	88,170	45,284
Inventories, net	158,236	134,886
Resort lot inventory	8,838	30,373
Prepaid expenses	5,142	5,023
Income taxes receivable	0	5,958
Debt issuance costs, net	0	781
Deferred income taxes	37,608	29,596

Total current assets	304,276	254,900

Property, plant, and equipment, net	144,291	118,237
Land held for development	24,321	16,300
Investment in joint venture	4,059	3,885
Deferred income taxes	0	9,436
Debt issuance costs, net	498	0
Goodwill	86,323	39,357

Total assets	$563,768	$442,115

LIABILITIES
Current liabilities:
Book overdraft	$1,601	$0
Current portion of long-term debt	5,714	24,785
Line of credit	0	49,915
Income taxes payable	3,726	0
Accounts payable	82,833	56,337
Product liability reserve	14,625	14,902
Product warranty reserve	35,171	29,134
Accrued expenses and other liabilities	48,609	33,216

Total current liabilities	192,279	208,289

Long-term debt, less current portion	23,357	0
Deferred income taxes	21,506	0
Deferred revenue	683	533

Total liabilities	237,825	208,822

Commitments and contingencies (Note 11)

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,989,534 and 29,939,313 issued and outstanding, respectively	300	299
Additional paid-in capital	69,514	72,448
Retained earnings	256,129	160,546

Total stockholders’ equity	325,943	233,293

Total liabilities and stockholders’ equity	$563,768	$442,115

See accompanying notes.

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: in thousands of dollars, except share and per share data)

	Quarter Ended		Nine Months Ended
	September 29, 2007	September 27, 2008	September 29, 2007	September 27, 2008
Net sales	$322,422	$166,267	$979,985	$620,530
Cost of sales	286,243	165,485	871,212	594,769

Gross profit	36,179	782	108,773	25,761

Selling, general, and administrative expenses	29,661	22,870	89,885	73,763
Impairment of goodwill	0	46,966	0	46,966
Restructuring and impairment charges	0	21,531	0	23,497

Operating income (loss)	6,518	(90,585)	18,888	(118,465)

Other income (loss), net	290	(27)	783	559
Interest expense	(829)	(1,155)	(2,743)	(2,804)
Loss from investment in joint venture	(290)	(720)	(1,267)	(173)

Income (loss) before income taxes	5,689	(92,487)	15,661	(120,883)

Provision for (benefit from) income taxes	2,008	(20,734)	6,017	(30,973)

Net income (loss)	$3,681	$(71,753)	$9,644	$(89,910)

Earnings (loss) per common share:
Basic	$0.12	$(2.40)	$0.32	$(3.01)
Diluted	$0.12	$(2.40)	$0.32	$(3.01)

Weighted-average common shares outstanding:
Basic	29,963,223	29,916,424	29,913,118	29,824,560
Diluted	30,363,621	29,916,424	30,380,470	29,824,560

See accompanying notes.

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: in thousands of dollars)

	Nine Months Ended
	September 29, 2007	September 27, 2008
Increase (Decrease) in Cash:
Cash flows from operating activities:
Net income (loss)	$9,644	$(89,910)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on sale of assets	289	84
Depreciation and amortization	10,613	10,327
Deferred income taxes	(285)	(22,930)
Stock-based compensation expense	3,247	3,513
Net loss from joint venture	1,267	173
Impairment of goodwill	0	46,966
Restructuring and impairment charges	0	19,203
Changes in working capital accounts:
Trade receivables, net	1,982	42,886
Inventories, net	3,718	23,350
Resort lot inventory	(400)	(10,677)
Prepaid expenses	504	119
Income taxes payable (receivable)	9,120	(9,684)
Land held for development	(8,022)	(2,836)
Accounts payable	22,837	(26,496)
Product liability reserve	(138)	277
Product warranty reserve	2,868	(6,037)
Accrued expenses and other liabilities	4,643	(16,198)
Deferred revenue	(150)	(150)
Discontinued operations	(18)	0

Net cash provided by (used in) operating activities	61,719	(38,020)

Cash flows from investing activities:
Additions to property, plant, and equipment	(4,194)	(2,527)
Investment in joint venture	(366)	0
Proceeds from sale of assets	64	84

Net cash used in investing activities	(4,496)	(2,443)

Cash flows from financing activities:
Book overdraft	(16,626)	(1,601)
Advance (payments) on lines of credit, net	(2,036)	49,915
Payments on long-term notes payable	(4,285)	(4,286)
Debt issuance costs	(257)	(649)
Dividends paid	(5,395)	(3,599)
Issuance of common stock	1,429	917
Repurchase of common stock	0	(2,829)
Tax effect of stock-based award activity	194	(352)
Stock-based awards withheld for taxes	0	(336)

Net cash (used in) provided by financing activities	(26,976)	37,180

Net change in cash	30,247	(3,283)
Cash at beginning of period	4,984	6,282

Cash at end of period	$35,231	$2,999

See accompanying notes.

MONACO COACH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 - Basis of Presentation

The interim condensed consolidated financial statements have been prepared by Monaco Coach Corporation (the “Company”) without audit. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the financial position of the Company as of December 29, 2007 and September 27, 2008, and the results of its operations for the quarters and nine months ended September 29, 2007 and September 27, 2008 and its cash flows for the nine months ended September 29, 2007 and September 27, 2008. The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and all significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated statement of income for the nine months ended September 27, 2008 is not necessarily indicative of the results to be expected for the full year. The balance sheet data as of December 29, 2007 was derived from audited financial statements, but does not include all disclosures contained in the Company’s Annual Report to Stockholders on Form 10-K for the year ended December 29, 2007, nor does it include all the information and footnotes required by generally accepted accounting principles for complete financial statements. These interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto appearing in the Company’s Annual Report to Stockholders on Form 10-K for the year ended December 29, 2007.

Note 2 - Restructuring and Impairment Charges

On July 16, 2008, the Company announced plans to relocate service and production operations in Wakarusa, Elkhart and Nappanee, Indiana and to permanently cease operations at these locations. Most of the production of the motorized units manufactured in these locations have been relocated to our Coburg, Oregon operations. The remaining motorized models and towable models have been relocated to our plants in Warsaw, Indiana. As of September 27, 2008 the restructuring was substantially completed.

In connection with the restructuring we recorded charges of $5.0 million which included severance and benefit costs ($2.5 million) and other closure costs ($2.5 million). Other closure costs include transportation, freight surcharges and other transition costs as we moved production to other plants. These charges included an accrual for severance and benefits, contract terminations and other transition costs of $781,000. These other costs were expensed as incurred in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

Related to our restructuring plans, we also wrote down various fixed assets which were accounted for in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, based on current market values for the plants and equipment idled as a part of the restructuring. The impairment charge for the plants represents management’s best estimate of the fair value of the properties based on preliminary appraisal information. The impairment is subject to revision as the appraisals will be finalized in the fourth quarter of 2008. The properties are being actively marketed for sale, but it is anticipated the sales cycle will exceed twelve months. The total impairment charge related to the third quarter analysis was $13.4 million for land and buildings and $3.1 million for machinery, furniture and equipment. We had an impairment charge of $2.0 million in the second quarter of 2008 related to one of the plants in Elkhart that was previously idled.

In addition, we recorded $1.6 million of tax provision related to the uncertainty of a state tax credit, which was included in the net tax benefit recognized in the third quarter of 2008.

We expect to incur additional costs in the fourth quarter of 2008 of approximately $600,000 to $700,000 related to additional clean up of facilities and employee relocation assistance. In addition, we expect to incur costs until the properties are sold related to taxes, utilities and insurance of approximately $300,000 to $400,000 per quarter.

Total severance and restructuring charges were as follows (in thousands):

	March 29, 2008	Charges to Expense	Cash Payments or Asset Write-offs	September 27, 2008
	(in thousands)
Severance charges	$0	$2,524	$(2,146)	$378
Plant and equipment impairments	0	18,426	(18,426)	0
Other closure costs	0	2,547	(2,144)	403

Total restructuring charges	$0	$23,497	$(22,716)	$781

The plant and equipment impairment expense included $2.0 million recognized in the second quarter of 2008 related to the towables segment. The remaining restructuring charges were recognized in the third quarter of 2008 and related to the motorized segment.

Note 3 - Impairment of Goodwill

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), we apply a fair value-based impairment test to the net book value of goodwill and indefinite-lived intangible assets on an annual basis and, if certain events or circumstances indicate that an impairment loss may have been incurred, on an interim basis. The analysis of potential impairment of goodwill requires a two-step process. The first step is the comparison of fair value to net carrying value. If step one indicates that an impairment potentially exists, the second step is performed to measure the amount of impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value.

During the September 2008 quarter, we experienced a significant decline in market capitalization driven primarily by record-high fuel prices and overall recreational vehicle industry conditions. We determined that these factors combined with the deterioration of the credit market were an indicator that a goodwill impairment test was required pursuant to SFAS 142. As a result, we estimated fair value based on a discounted projection of future cash flows for both the motorized and towable reportable segments and reconciled these fair values to our market capitalization at September 27, 2008. We determined that goodwill was impaired for the motorized segment and recorded a non-cash charge of $47 million to write off all goodwill associated with that segment. We reconciled our segment values to our current market capitalization and determined that the fair value supported the goodwill for our towable segment.

Note 4 - Inventories, net

Inventories are stated at lower of cost (first-in, first-out) or market. The composition of inventory is as follows:

	December 29, 2007	September 27, 2008
	(in thousands)
Raw materials	$79,640	$78,590
Work-in-process	54,760	19,795
Finished units	33,241	42,725
Raw material reserves	(9,405)	(6,224)

	$158,236	$134,886

Pursuant to FAS No. 151, “Inventory Costs”, overhead costs related to excess manufacturing capacity have been expensed, in the third quarter and nine month period of 2008, resulting in an $613,000 and $2.1 million charge, respectively.

Note 5 - Credit Facilities

The Company’s credit facilities consist of a revolving line of credit (the “Line of Credit”) of up to $105.0 million and a term loan (“Term Debt”). As of September 27, 2008, there was $49.9 million outstanding under the Line of Credit and $24.3 million outstanding on the Term Debt. At the election of the Company, the credit facilities bear interest at rates that fluctuate based on the prime rate or LIBOR and are determined based on the Company’s leverage ratio. The Company also pays interest quarterly on the unused available portion of the Line of Credit at varying rates, determined by the Company’s leverage ratio. The amounts outstanding under the Line of Credit are due and payable in full on November 17, 2009 and interest is paid monthly. The Term Debt requires quarterly interest and principal payments of $1.4 million, with a final balloon payment of $12.9 million due on November 18, 2010. At September 27, 2008, the weighted-average interest rate on the Revolving Loan and the Term Debt was 6.0% and 5.8%, respectively. The credit facilities are collateralized by all of the assets of the Company. The Company also has four stand-by letters of credit outstanding totaling $3.1 million as of September 27, 2008.

The credit facilities require the Company to maintain a maximum leverage ratio, minimum current ratio, minimum debt service coverage ratio, and minimum tangible net worth. The Company was in violation of its required leverage ratio, debt service coverage ratio, and tangible net worth covenant as of September 27, 2008. The Company does not have a waiver for the covenant violations. Accordingly, the Company has presented its long-term debt and related debt issue costs current as of September 27, 2008.

As of September 27, 2008, the Company’s unamortized debt issue costs related to the credit facilities was $782,000. If the current credit facilities are refinanced, the Company expects that the transaction would be accounted for as an extinguishment, requiring unamortized debt issue costs at the refinancing date to be expensed in the period of refinancing.

The Company is currently negotiating with Bank of America, N.A. (which is the agent of a consortium of banks) to provide a working capital loan from the consortium (the “Working Capital Loan”) which will replace its existing Line of Credit. In addition, the

Company is also concurrently negotiating the provisions of a term loan (the “Term Loan”) from Ableco Finance LLC, a Delaware limited liability company, to provide additional capital for the Company’s operations. As of November 6, 2008, these two agreements have not been funded. It could have a material adverse effect on the Company’s business, results of operations and financial condition if the Company is unsuccessful in securing access to the Working Capital Loan and the Term Loan, or in obtaining a waiver from its current group of lenders related to its existing Line of Credit.

Note 6 - Income Taxes

As of September 27, 2008, the Company’s total unrecognized tax benefits were approximately $2.2 million and all of these benefits, if recognized, would positively affect the Company’s effective tax rate. The Company also had accrued interest related to these unrecognized tax benefits of approximately $122,000 as of September 27, 2008. The total amount of unrecognized federal and state tax benefits is uncertain due to the subjectivity in the measurement of certain deductions claimed for United States income tax purposes and certain state income tax credits.

As of September 27, 2008, the Company’s income tax returns that remain subject to examination are tax years 2005 through 2007 for U.S. federal income tax and tax year 2007 for major state income tax returns. The statute of limitations for state income taxes for the 2003 and 2004 tax years will expire during the fourth quarter of 2008.

Unrecognized tax benefits decreased during the third quarter of 2008 by approximately $102,000 due to the expiration of federal and state statutes of limitations for the 2004 tax year and the change in the associated accrued interest. In addition, unrecognized tax benefits increased by approximately $1.6 million related to the uncertainty of a state tax credit related to the shutdown of the Indiana facilities.

Due to the loss before income taxes of $120.9 million in the nine months ended September 27, 2008, management assessed the need to record a valuation allowance for the deferred tax assets. It was determined that no valuation allowance was necessary at this time. The Company is implementing initiatives to return to profitability, including the restructuring plan discussed in Note 2. The need for an allowance will be reassessed during the remainder of fiscal 2008. If the Company does not return to profitability or there is no evidence that indicates we will in the near future, it may be necessary to record a valuation allowance.

The tax benefit of $31.0 million for the nine month period ended September 27, 2008, was due to the loss before income taxes and a one-time tax benefit related to the reduction of the resort lot participation accrual as a result of the settlement with the prior owners of the property. The tax benefit was partially offset by an adjustment to a valuation allowance for state tax credits expected to expire before being used, a permanent difference of $13.8 million related to the goodwill impairment charge, and $1.6 million related to the uncertainty of a state tax credit.

Note 7 - Earnings Per Common Share

Basic earnings per common share is based on the weighted-average number of shares outstanding during the period. Diluted earnings per common share is based on the weighted-average number of shares outstanding during the period, after consideration of the dilutive effect of outstanding stock-based awards. The weighted-average number of common shares used in the computation of earnings per common share were as follows:

	Quarter Ended		Nine Months Ended
	September 29, 2007	September 27, 2008	September 29, 2007	September 27, 2008
Basic
Issued and outstanding shares (weighted-average)	29,963,223	29,916,424	29,913,118	29,824,560

Effect of Dilutive Securities
Stock-based awards	400,398	—	467,352	—

Diluted	30,363,621	29,916,424	30,380,470	29,824,560

	Quarter Ended		Nine Months Ended
	September 29, 2007	September 27, 2008	September 29, 2007	September 27, 2008

Cash dividends per common share	$0.06	$0	$0.18	$0.12
Cash dividends paid (in thousands)	$1,798	$0	$5,395	$3,599

Note 8 - Repurchase of Common Stock

In January 2008, the Board of Directors approved a stock repurchase program whereby up to an aggregate of $30 million worth of the Company’s outstanding shares of Common Stock may be repurchased from time to time. There is no time restriction on this authorization to purchase our Common Stock. The program provides for the Company to repurchase shares through the open market and other approved transactions at prices deemed appropriate by management. The timing and amount of repurchase transactions under the program will depend upon market conditions and corporate and regulatory considerations. During January 2008, the Company repurchased 313,400 shares of Common Stock on the open market at an average purchase price of $9.03 per share. The Company recognized a reduction to additional paid in capital and retained earnings of approximately $727,000 and $2.1 million, respectively.

Note 9 - Stock-Based Award Plans

The Company has a 2007 Employee Stock Purchase Plan (the “Purchase Plan”), a non-employee 1993 Director Stock Plan (the “Director Plan”), and an amended and restated 1993 Stock Plan (the “Stock Plan”). The Purchase Plan was approved by the Board of Directors in 2007 and stockholder approval was obtained at the May 14, 2008 Annual Meeting of Stockholders. The compensation expense recognized in the quarters ended September 29, 2007 and September 27, 2008 for the plans was $763,000 and $679,000, respectively ($3.2 million and $3.5 million for the nine month period of 2007 and 2008, respectively). A detailed description of all the plans and the respective accounting treatment is included in the “Notes to the Consolidated Financial Statements” included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007.

Restricted Stock Units

During the quarter ended September 27, 2008, there were no grants of restricted stock units (RSU’s) under the Stock Plan. In addition, no RSU’s from previously granted awards vested during the same period. The compensation expense recognized for RSU’s in the third quarter of 2007 and 2008 was $419,000 and $435,000, respectively ($1.8 million and $2.0 million for the nine month period of 2007 and 2008, respectively).

Performance Share Awards

During the quarter ended September 27, 2008, there were no grants of performance share awards (PSA’s) under the Stock Plan. In addition, no PSA’s from a previous award vested during the same period. A portion of the PSA’s require achievement of performance based on Return on Net Assets-adjusted (RONA) compared to a group of peer companies. The Company reassesses at each reporting date whether achievement of this performance condition is probable. The assessments at June 28, 2008 and September 27, 2008 indicated it was not probable the RONA goal will be met for any of the outstanding grants. Thus, the previously recognized compensation expense of $274,100 was reversed in the second quarter of 2008. The amount recognized for PSA’s during the quarter ended September 27, 2008 was $215,000 ($275,400 of compensation expense in the quarter ended September 29, 2007). The amount recognized for PSA’s in the nine month period of 2007 and 2008 was $1.3 million and $911,000, respectively.

Note 10 - Segment Reporting

The following table provides the results of operations of the three segments of the Company for the quarters and nine months ended September 29, 2007 and September 27, 2008, respectively. All dollars are in thousands.

	Quarter Ended		Nine Months Ended
	September 29, 2007	September 27, 2008	September 29, 2007	September 27, 2008
Motorized Recreational Vehicle Segment

Net sales	$257,982	$128,504	$754,192	$471,811
Cost of sales	228,565	128,614	672,029	454,439

Gross profit (deficit)	29,417	(110)	82,163	17,372

Selling, general, and administrative expenses and corporate overhead	22,570	16,147	65,760	52,262
Impairment of goodwill	0	46,966	0	46,966
Restructuring and impairment charges	0	21,531	0	21,531

Operating income (loss)	$6,847	$(84,754)	$16,403	$(103,387)

Towable Recreational Vehicle Segment

Net sales	$64,221	$37,106	$214,669	$145,374
Cost of sales	57,531	36,459	194,970	138,592

Gross profit	6,690	647	19,699	6,782

Selling, general, and administrative expenses and corporate overhead	5,819	5,065	18,053	17,416
Impairment charges	0	0	0	1,966

Operating income (loss)	$871	$(4,418)	$1,646	$(12,600)

Motorhome Resorts Segment

Net sales	$219	$657	$11,124	$3,345
Cost of sales	147	412	4,213	1,738

Gross profit	72	245	6,911	1,607

Selling, general, and administrative expenses and corporate overhead	1,272	1,658	6,072	4,085

Operating income (loss)	$(1,200)	$(1,413)	$839	$(2,478)

	Quarter Ended		Nine Months Ended
	September 29, 2007	September 27, 2008	September 29, 2007	September 27, 2008
Reconciliation to Net Income

Operating income (loss):
Motorized recreational vehicle segment	$6,847	$(84,754)	$16,403	$(103,387)
Towable recreational vehicle segment	871	(4,418)	1,646	(12,600)
Motorhome resorts segment	(1,200)	(1,413)	839	(2,478)

Total operating income (loss)	6,518	(90,585)	18,888	(118,465)

Other income (loss), net	290	(27)	783	559
Interest expense	(829)	(1,155)	(2,743)	(2,804)
Loss from investment in joint venture	(290)	(720)	(1,267)	(173)

Income (loss) before income taxes	5,689	(92,487)	15,661	(120,883)

Provision for (benefit from) income taxes	2,008	(20,734)	6,017	(30,973)

Net income (loss)	$3,681	$(71,753)	$9,644	$(89,910)

Note 11 - Commitments and Contingencies

Repurchase Agreements

Most of the Company’s sales to independent dealers are made on a “floor plan” basis by a bank or finance company which lends the dealer all or substantially all of the wholesale purchase price and retains a security interest in the vehicles. Upon request of a lending institution financing a dealer’s purchases of the Company’s product, the Company will execute a repurchase agreement. These agreements provide that, for up to 15 months after a unit is shipped, the Company will repurchase a dealer’s inventory in the event of a default by a dealer to its lender.

The Company’s liability under repurchase agreements is limited to the unpaid balance owed to the lending institution by reason of its extending credit to the dealer to purchase its vehicles, reduced by the resale value of vehicles which may be repurchased. The risk of loss is spread over numerous dealers and financial institutions.

The amount subject to contingent repurchase obligations arising from these agreements at September 27, 2008 is approximately $449.9 million, with approximately 5.0% concentrated with one dealer. If the Company were obligated to repurchase a significant number of units under any repurchase agreement, its business, operating results and financial condition could be adversely affected. The Company has included the disclosure requirements of FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” in its financial statements, and has determined that the recognition provisions of FIN 45 apply to certain guarantees routinely made by the Company, including contingent repurchase obligations to third party lenders for inventory financing of dealer inventories. The Company has recorded a liability of approximately $362,000 for potential losses resulting from guarantees on repurchase obligations for products shipped to dealers. This estimated liability is based on the Company’s experience of losses associated with the repurchase and resale of units in prior years. The Company continually monitors our dealers for conditions that may potentially lead to the repurchase of units per the repurchase agreement.

Product Liability

The Company is subject to regulations which may require the Company to recall products with design or safety defects, and such recall could have a material adverse effect on the Company’s business, results of operations, and financial condition.

The Company has from time to time been subject to product liability claims. To date, the Company has been successful in obtaining product liability insurance on terms the Company considers acceptable. The terms of the policy contain a self-insured retention amount of $500,000 per occurrence, with a maximum annual aggregate self-insured retention of $3.0 million. Overall product liability insurance, including umbrella coverage, is available up to a maximum amount of $110.0 million for each occurrence, as well as in the aggregate. There can be no assurance that the Company will be able to obtain insurance coverage in the future at acceptable levels or that the cost of insurance will be reasonable. Furthermore, successful assertion against the Company of one or a series of large uninsured claims, or of one or a series of claims exceeding any insurance coverage could have a material adverse effect on the Company’s business, results of operations, and financial condition. The following table discloses significant changes in the product liability reserve:

	Quarter Ended
	September 29, 2007	September 27, 2008
	(in thousands)
Beginning balance	$15,833	$15,195
Expense	3,513	3,029
Payments/adjustments	(3,720)	(3,322)

Ending balance	$15,626	$14,902

Product Warranty

Estimated warranty costs are provided for at the time of sale of products with warranties covering the products for up to one year from the date of retail sale (five years for the front and sidewall frame structure, and three years on the Roadmaster chassis). These estimates are based on historical average repair costs, as well as other reasonable assumptions deemed appropriate by management. The following table discloses significant changes in the product warranty reserve:

	Quarter Ended
	September 29, 2007	September 27, 2008
	(in thousands)
Beginning balance	$36,126	$31,015
Expense	10,540	5,290
Payments/adjustments	(9,721)	(7,171)

Ending balance	$36,945	$29,134

Litigation

The Company is involved in various legal proceedings which are incidental to the industry and for which certain matters are covered in whole or in part by insurance or, for those matters not covered by insurance, the Company has recorded accruals for estimated settlements. Management believes that any liability which may result from these proceedings will not have a material adverse effect on the Company’s consolidated financial statements.

Note 12 - Subsequent Events (unaudited)

Working Capital Loan Facility and Term Loan Agreement

In November 2008, the Company entered into a loan and security agreement (the “Working Capital Loan Agreement”) with certain financial institutions providing for a $80.0 million secured revolving loan facility reducing to $70.0 million, with availability to be subject to an accounts receivable and inventory borrowing base formula.

In addition, in November 2008, the Company and certain of its subsidiaries, as borrowers, and certain other of its subsidiaries, as guarantors, entered into a financing agreement (the “Term Loan Agreement”) with certain financial institutions providing for a $39.3 million secured term loan with availability to be subject to a real property and equipment borrowing base formula.

In connection with the Term Loan Agreement, the Company issued a warrant to purchase up to 1,000,000 shares of the Company’s common stock, subject to adjustment, at an exercise price per share equal to $1.7197 at any time or times until November 7, 2018.

In connection with the entry by the Company and its subsidiaries into the Working Capital Loan Agreement and Term Loan Agreement, in November 2008, the Company repaid in full and terminated the commitments under the Third Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of November 18, 2005. There were no premiums or penalties incurred by the borrowers in connection with the termination of the Credit Agreement.

Term Loan Agreement Waiver

In January 2009, the Company and its subsidiaries entered into a waiver and consent with certain lenders under the Term Loan Agreement. Pursuant to the Waiver, certain lenders and the collateral agent and administrative agent for the lenders under the Term Loan Agreement consented to and waived events of default that arose by reason of (i) the Company’s failure to maintain the required minimum amount of cash and availability under the Company’s working capital loan facility for the month of December 2008 and (ii) the Company’s contemplated disposition of certain property other than as provided for in the Term Loan Agreement.

Forbearance Agreements

In February 2009, the Company entered into agreements with its dealers flooring lenders (“flooring lenders”) with respect to certain repurchase obligations (the “Forbearance Agreements”). To reduce the Company’s immediate repurchase-related payment obligations to its flooring lenders and eliminate the effect on the Company’s liquidity caused by the Loan Agreement reserves, the Company and each flooring lender entered into a Forbearance Agreement under which the flooring lenders agreed, with certain material exceptions, to withdraw certain existing repurchase demands and forbear from making additional repurchase demands through April 6, 2009 (the “Forbearance Period”). In addition, the flooring lenders agreed that during the Forbearance Period they would not exercise their rights of set-off against amounts payable by the flooring lenders to the Company.

Chapter 11 Bankruptcy

In March 2009, the Company and its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware in Wilmington, Delaware seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code. The Debtors continued to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

The filing of the Chapter 11 Case, constituted an event of default under the Working Capital Loan Agreement and the Term Loan Agreement.

Sale of Certain Core RV Manufacturing Assets

In April 2009, Company and certain of its subsidiaries (collectively with the Company, the “Sellers”) entered into an asset purchase agreement with Navistar, Inc. (“Navistar”) and Workhorse International Holding Company (the “Purchaser”), an affiliate of Navistar. Subsequently the Sellers, Navistar and Purchaser amended and restated the asset purchase agreement. In May 2009, the Company entered into an Amendment No. 1 to Asset Purchase Agreement (the “Amendment”), which contained certain amendments to the Amended and Restated Asset Purchase Agreement (the “Asset Purchase Agreement”), between the Sellers, Navistar and Purchaser for sale of substantially all of the core RV manufacturing assets of Sellers (the “Manufacturing Assets”).

Pursuant to an order of the United States Bankruptcy Court for the District of Delaware (the “Court”), dated May 22, 2009, the Court, among other things (i) authorized the sale of the Manufacturing Assets pursuant to the Asset Purchase Agreement, (ii) authorized the assumption and assignment of certain contracts of Sellers and (iii) authorized the rejection of certain contracts of Sellers.

In June 2009, the Sellers completed the sale of substantially all of the core RV manufacturing assets of Sellers Manufacturing Assets to the Purchaser, pursuant to that certain Amended and Restated Asset Purchase Agreement (as amended, the “Purchase Agreement”).

Under the terms of the Purchase Agreement, Purchaser paid to Sellers approximately $52,000,000 in cash, subject to certain adjustments and plus the assumption by Purchaser of certain assumed liabilities, all as specified in the Purchase Agreement.

Apart from the Purchase Agreement, certain relationships have existed between the Company and its affiliates and Navistar and its affiliates. Daniel C. Ustian, Chairman, President and Chief Executive Officer of Navistar International Corporation, has been a director of the Company since 2003. Together with the other directors of the Company, Mr. Ustian resigned from the Company’s board of directors effective June 4, 2009. Navistar’s indirect operating subsidiary, Workhorse Custom Chassis, LLC, has sold gasoline-powered chassis for motor homes to the Company. For 2008, the Company’s purchases under this supply relationship amounted to approximately $10.2 million. In addition, in February 2007 the Company and Navistar formed a joint venture company, Custom Chassis Products, LLC (“CCP”). The Company owned 49% of the joint venture and Navistar owned 51%. On May 28, 2009, CCP filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code.

Sale of RV Resort Business

In addition to the sale of assets to the Purchaser, certain subsidiaries of the Company completed the sale of the Company’s RV resort business to other third parties through multiple asset sales agreements for a cumulative amount of approximately $16,100,000. The sale of the RV resort business pursuant to Purchase and Sale Agreements dated May 11, 2009 was approved pursuant to an order of the United States Bankruptcy Court.

The Company owns certain remaining real properties, other assets and claims, the disposition of which remains uncertain. The Company also continues to have residual debt to secured lenders. Even if the Company is able to liquidate its remaining assets, it does not anticipate that there will be proceeds ultimately available to the Company from the disposition of such assets sufficient to result in any distribution to the stockholders of the Company, and it remains uncertain whether there will be assets sufficient to result in a distribution to creditors holding claims that arose prior to the March 5, 2009 filing of the Company’s voluntary Chapter 11 petition.

Board of Directors Amendment and Change of Corporate Name

Effective June 4, 2009, following the resignation of the previous directors, the Board of Directors reduced the size of the Board of Directors to two members, one each in Class I and Class II, and amended paragraph (a) of Section 3.4 of the Article II of the Bylaws to provide that a quorum for the transaction of business at a meeting of the Board of Directors of the Company would consist of one-half of the authorized number of directors (one director).

Effective June 5, 2009, as required by the Purchase Agreement, the Company amended its Certificate of Incorporation to change its corporate name to MNC Corporation.

Chapter 7 Bankruptcy

In June 2009, as reflected in the filings of the United States Bankruptcy Court for the District of Delaware, the Company moved to convert its Chapter 11 Bankruptcy case to a liquidation under Chapter 7 of the United States Bankruptcy Code. The Court signed an Order approving this conversion on June 29, 2009, and appointed a trustee over the Company on June 30, 2009.